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                                                                   EXHIBIT 99.02

                          EXCITE@HOME UPDATE REGARDING
                    ONGOING DISCUSSIONS WITH COX AND COMCAST

REDWOOD CITY, Calif. - Jun. 19, 2001 -- Excite@Home (Nasdaq: ATHM), the leader in broadband, continues its discussions with Cox Communications and Comcast Corporation regarding restructured commercial relationships with these companies. The company announced that its mutual exclusivity obligations with Cox and Comcast will end December 4, 2001 and that it expects to conclude discussions regarding a new commercial relationship in the near future.

           "Our discussions with Cox and Comcast are complex and may take some time to complete," said Excite@Home chairman and CEO, Patti Hart. "We are pleased with the current state of the discussions and are optimistic about the prospects for our future relationships."

           "We have been preparing for the end of mutual exclusivity and we fully embrace the opportunities presented by non-exclusive relationships," Hart concluded.

EXCITE@HOME

           Excite@Home is the leader in broadband, offering consumers residential broadband services and businesses high-speed commercial services. Excite@Home has three joint ventures outside of North America to deliver high-speed Internet services and has localized versions of the Excite service in a number of international markets.

                                       ###

           This press release contains forward-looking statements about Excite@Home's business that are subject to risks and uncertainties, including those related to general adverse economic and industry conditions. There can be no assurances that the company will be able to renegotiate its agreements with Cox and Comcast. The matters discussed in this press release also involve additional risks and uncertainties described in Excite@Home's form 10-K and other filings with the Securities and Exchange Commission. Excite@Home assumes no obligation to update the forward-looking information contained in this press release.

Excite@Home, @Home, Excite and the "@" stylized logo are trademarks of At Home Corporation and may be registered in certain jurisdictions.

Press:                                         Investors:
Alison Bowman                                  Joe Shiffler
650/556-2355                                   650/556-3323
bowmana@excitehome.net                         jshiffler@excitehome.net